EXHIBIT 99.2
Vector Group Ltd.
Condensed Consolidating Financial Statements
March 31, 2021
(in thousands of dollars)

Presented herein are Condensed Consolidating Balance Sheet as of March 31, 2021 and the related Condensed Consolidating Statements of Operations for the three months ended March 31, 2021 of Vector Group Ltd. (Parent/Issuer), the guarantor subsidiaries (Subsidiary Guarantors) and the subsidiaries that are not guarantors (Subsidiary Non-Guarantors).
CONDENSED CONSOLIDATING BALANCE SHEETS

	March 31, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
ASSETS:
Current assets:
Cash and cash equivalents	$173,718	$83,127	$125,542	$—	$382,387
Investment securities at fair value	149,087	—	—	—	149,087
Accounts receivable - trade, net	—	23,016	22,889	—	45,905
Intercompany receivables	5,902	—	—	(5,902)	—
Inventories	—	100,945	—	—	100,945
Income taxes receivable, net	3,419	—	—	(3,419)	—
Other current assets	1,245	5,813	39,848	—	46,906
Total current assets	333,371	212,901	188,279	(9,321)	725,230
Property, plant and equipment, net	426	25,858	49,394	—	75,678
Investments in real estate, net	—	—	15,802	—	15,802
Long-term investment securities at fair value	54,099	—	2,896	—	56,995
Investments in real estate ventures	—	—	83,984	—	83,984
Operating lease right-of-use assets	5,672	5,658	129,447	—	140,777
Investments in consolidated subsidiaries	428,542	203,754	—	(632,296)	—
Goodwill and other intangible assets, net	—	107,511	100,025	—	207,536
Other assets	15,771	50,654	31,160	—	97,585
Total assets	$837,881	$606,336	$600,987	$(641,617)	$1,403,587
LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current liabilities:
Current portion of notes payable and long-term debt	$—	$12,525	$12,531	$(12,500)	$12,556
Intercompany payables	—	4,073	1,829	(5,902)	—
Income taxes payable, net	—	18,260	1,617	(3,419)	16,458
Current payments due under the Master Settlement Agreement	—	73,036	—	—	73,036
Current operating lease liability	1,640	1,589	23,978	—	27,207
Other current liabilities	43,152	90,176	70,341	(28)	203,641
Total current liabilities	44,792	199,659	110,296	(21,849)	332,898
Notes payable, long-term debt and other obligations, less current portion	1,395,522	9,433	9,819	(9,375)	1,405,399
Non-current employee benefits	57,737	8,985	—	—	66,722
Deferred income taxes, net	(9,936)	23,789	21,001	—	34,854
Non-current operating lease liability	5,510	4,599	138,308	—	148,417
Other liabilities, including litigation accruals and payments due under the Master Settlement Agreement	755	35,197	36,770	(926)	71,796
Total liabilities	1,494,380	281,662	316,194	(32,150)	2,060,086
Commitments and contingencies
Stockholders' (deficiency) equity attributed to Vector Group Ltd.	(656,499)	324,674	284,793	(609,467)	(656,499)
Total stockholders' (deficiency) equity	(656,499)	324,674	284,793	(609,467)	(656,499)
Total liabilities and stockholders' deficiency	$837,881	$606,336	$600,987	$(641,617)	$1,403,587

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

		Three Months Ended March 31, 2021
			Subsidiary		Consolidated
	Parent/	Subsidiary	Non-	Consolidating	Vector Group
	Issuer	Guarantors	Guarantors	Adjustments	Ltd.
Revenues	$—	$268,486	$275,493	$(215)	$543,764
Expenses:
Cost of sales	—	164,031	199,511	—	363,542
Operating, selling, administrative and general expenses	9,646	19,786	60,797	(215)	90,014
Litigation settlement and judgment expense	—	5	—	—	5
Management fee expense	—	3,241	—	(3,241)	—
Operating (loss) income	(9,646)	81,423	15,185	3,241	90,203
Other income (expenses):
Interest expense	(28,103)	(645)	(31)	28	(28,751)
Loss on extinguishment of debt	(21,362)	—	—	—	(21,362)
Equity in earnings from real estate ventures	—	—	1,589	—	1,589
Equity in earnings from investments	577	—	—	—	577
Equity in earnings (losses) in consolidated subsidiaries	72,844	13,924	—	(86,768)	—
Management fee income	3,241	—	—	(3,241)	—
Other, net	2,435	362	30	(73)	2,754
Income before provision for income taxes	19,986	95,064	16,773	(86,813)	45,010
Income tax benefit (expense)	11,971	(20,317)	(4,707)	—	(13,053)
Net income	31,957	74,747	12,066	(86,813)	31,957
Net income attributed to Vector Group Ltd.	$31,957	$74,747	$12,066	$(86,813)	$31,957
Comprehensive income attributed to Vector Group Ltd.	$32,146	$74,862	$12,066	$(86,928)	$32,146